                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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     RULE 14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             CMS Energy Corporation
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                (Name of Registrant as Specified In Its Charter)

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
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     paid previously. Identify the previous filing by registration statement
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CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 2005

To Fellow Shareholders of CMS Energy Corporation:

Our annual meeting of shareholders of CMS Energy Corporation (the "Corporation") will be held on Friday, the 20th day of May 2005, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

    (1) Elect twelve members to the Corporation's Board of Directors;

    (2) Consider a proposal to ratify the appointment of an independent registered public accounting firm to audit the Corporation's consolidated financial statements for the year ending December 31, 2005; and

    (3) Transact such other business as may properly come before the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2004, including the Form 10-K with our consolidated financial statements, previously has been furnished to you.

All shareholders are invited to attend our annual meeting. If you were a shareholder of record at the close of business on March 31, 2005, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet.

                                         By Order of the Board of Directors

                                         Michael D. VanHemert
                                         Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 18, 2005

                                PROXY STATEMENT

                            ------------------------

                               TABLE OF CONTENTS

INTRODUCTION
  General...................................................  Page  1
  Proposals Subject To Shareholder Vote.....................  Page  1
  Ways To Vote Your Proxy...................................  Page  1
  Proxy Voting Confidentiality Policy.......................  Page  2
CORPORATE GOVERNANCE
  Background................................................  Page  2
  Director Communication Process............................  Page  3
  Shareholder Recommendation Process........................  Page  4
  Director Independence.....................................  Page  4
  Code Of Ethics............................................  Page  5
  Board And Committee Information...........................  Page  5
PROPOSAL 1: ELECT TWELVE MEMBERS TO THE CORPORATION'S BOARD
  OF DIRECTORS..............................................  Page 11
VOTING SECURITY OWNERSHIP...................................  Page 14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....  Page 15
BUSINESS RELATIONSHIPS......................................  Page 15
COMPENSATION OF DIRECTORS...................................  Page 16
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT...........  Page 17
EXECUTIVE COMPENSATION......................................  Page 21
AUDIT COMMITTEE REPORT......................................  Page 25
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...............  Page 26
AUDITOR FEES................................................  Page 26
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM....................................  Page 27
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG CMS,
  S&P 500 INDEX & DOW JONES UTILITY INDEX...................  Page 28
2006 PROXY STATEMENT INFORMATION............................  Page 28
OTHER MATTERS...............................................  Page 29
APPENDIX A..................................................  Page A-1

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

GENERAL

The Board of Directors of CMS Energy Corporation ("CMS" or the "Corporation") solicits your proxy for our annual meeting of shareholders. Your shares will be voted as you request if your proxy voting instructions are received prior to the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting.

As of December 31, 2004, the Corporation's only outstanding securities entitled to vote at the annual meeting consisted of a total of 194,996,785 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

The presence of the holders of a majority of the shares of CMS Common Stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business. The determination of approval of corporate action by the shareholders is based on votes "for" and "against". In general, abstentions are not counted as "against" votes but are counted in the determination of a quorum.

With respect to Proposal 1 below, the election of each director requires approval from a plurality of the shares voted. On Proposal 2, approval requires votes "for" by a majority of the shares voted.

The terms "we" and "our" as used in this proxy statement generally refer to CMS Energy Corporation and its collective affiliates, including its principal subsidiary Consumers Energy Company ("Consumers"). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had parallel Boards of Directors, Committees of the Board, director and executive compensation arrangements and plans, auditing relationships, as well as significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms "our" and "we" refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference "Boards" and "Committees" and similar plural presentations to reflect these parallel structures of CMS and Consumers.

PROPOSALS SUBJECT TO SHAREHOLDER VOTE

1) Elect twelve members to the Corporation's Board of Directors; and

2) Ratify the appointment of an independent registered public accounting firm to audit the Corporation's consolidated financial statements for the year ending December 31, 2005.

Detailed descriptions of each of these proposals can be found later in this proxy statement.

WAYS TO VOTE YOUR PROXY

PLEASE VOTE USING A TOUCH-TONE TELEPHONE, THE INTERNET, OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. YOU CAN HELP MINIMIZE OUR COSTS BY PROMPTLY VOTING VIA TELEPHONE OR THE INTERNET.

PROXY VOTING CONFIDENTIALITY POLICY

CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation's Board nominees is initiated). This is true for all beneficial holders, including employees and retirees who are shareholders through participation in the Employee Savings Plan (our 401(k) plan). Confidentiality of the proxy voting process means:

- Anyone who has access to voting information will not discuss how any individual shareholder votes;

- Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

- Whether a shareholder has or has not voted is confidential, just as is how a shareholder votes;

- Any comments provided by shareholders are confidential. Certain specific comments and summaries of comments are provided to management, but there is no disclosure of who made the comments;

- Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals; and

- The confidentiality policy discussed above relates to all beneficial holders, although banks and brokers who hold shares on behalf of others will continue to be subject to proxy solicitation rules as is standard in the industry.

                              CORPORATE GOVERNANCE

BACKGROUND

In March of 2003, the CMS and Consumers Boards of Directors adopted Corporate Governance Principles (the "Principles") that generally formalized long-standing corporate and Board practices, although with various updated aspects reflecting developing best practices and Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") standards. The Principles detail the role of the Boards and their Committees, the selection and role of the Chief Executive Officer, the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation guidelines. At the same time, the Boards adopted, upon the recommendations of their Governance and Public Responsibility Committees as well as the applicable Committees, Charters for each of their standing Committees that detailed their purposes and duties, composition, meetings, performance evaluations, resources and authority as well as other aspects of Committee activities. These Principles and the Charters, as they have been amended and restated from time to time, have been available through our website at www.cmsenergy.com.

Effective October 1, 2004, the Boards accepted the resignation of Kenneth Whipple as Chief Executive Officer of CMS and Consumers and, upon the recommendation of the Compensation and Human Resources Committees, elected David
W. Joos to that office. In connection with this management succession, the Governance and Public Responsibility Committees refined the respective duties of Mr. Whipple as non-executive Chairman and Mr. Joos as Chief Executive Officer of both companies, and recommended related amendments to the CMS and Consumers Bylaws that were adopted by the Boards effective October 1, 2004. Mr. Joos retained his office as President of CMS but not of Consumers.

In March of 2005, the Governance and Public Responsibility Committees recommended to the Boards the nominations of ten continuing and two new directors to serve on the Boards of CMS and Consumers, effective with their proposed election by shareholders at the May 20, 2005 annual meeting. The two new nominees are Richard M. Gabrys and Philip R. Lochner, Jr. Mr. Gabrys, a recently retired Vice Chairman of Deloitte & Touche's U.S. Global Strategic Client Group, was recommended to the Committees by the CMS and Consumers Chairman and Vice Chairman of the Boards. Mr. Lochner, a former member of the SEC, was recommended to the Committees by the Vice Chairman of the Boards. The Vice Chairman previously had served on a non-affiliated public company board of directors with Mr. Lochner, as well as on the board of a separate non-affiliated public company for which Mr. Gabrys served in a leadership role at Deloitte & Touche as independent auditor. William U. Parfet, a current member of the Boards, decided not to seek re-election as a director due to the increasing demands of his business. Thus, the Boards approved an increase in their size by one member, for a total of twelve directors, effective with the annual meeting of shareholders.

The Boards also approved an amendment and restatement of the Principles and several Committee Charters pursuant to the Governance and Public Responsibility Committees' recommendations in March of 2005. The changes to the Principles include a refinement in the respective duties of the separate offices of non-executive Chairman of the Board and Chief Executive Officer for each of CMS and Consumers. In addition, the Principles were amended to make mandatory the companies' recommended director retirement age of 75, as well as to establish limits on the numbers of public company boards on which CMS and Consumers' directors can serve, such that our Chief Executive Officer and Vice Chairman only can serve on two such other boards, and our other directors only can serve on five such other boards.

The Boards and the Governance and Public Responsibility Committees periodically evaluate additional changes to the Principles and Charters, and all such revisions will be reflected in the versions of such documents available through our website.

DIRECTOR COMMUNICATION PROCESS

CMS and Consumers shareholders, employees or third parties can communicate on any topic with the Boards of Directors, Committees of the Boards or an individual director, including Kenneth Whipple, our Chairman of the Boards, or Earl D. Holton, our presiding director at executive sessions of the Boards, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will review and forward such communications to the Boards or the appropriate Committees or director. Further information regarding shareholder, employee or other third-party communications with the Boards or their Committees or individual members can be accessed at the Corporation's website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

- send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

- send an email or other electronic communication via our external Website www.ethicspoint.com, again addressed to the appropriate party; or

- call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications initially will be reviewed by the Chief Compliance Officer (who reports directly to the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

SHAREHOLDER RECOMMENDATION PROCESS

Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The recommendations should include (a) the qualifications of the proposed nominee to serve on the Boards, (b) the principal occupation and employment of the proposed nominee for the past five years, (c) each directorship, trustee position or similar position currently held by the proposed nominee, and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

In January 2005, the Corporate Secretary received a self-nomination recommendation from an individual shareholder. Although this self-nomination did not meet all of the foregoing requirements, the Governance and Public Responsibility Committees considered his recommendation at each of their January and March meetings. The Committees unanimously determined that this individual did not meet their criteria for nominees as detailed later in this proxy statement, and have not nominated him. This same individual has submitted shareholder proposals for inclusion in each of the 2003 and the 2004 proxy statement, and in both instances the SEC staff has concurred in the Corporation's position that these proposals were not appropriate for inclusion in its proxy material.

DIRECTOR INDEPENDENCE

The Boards undertook their annual review of director and Committee member independence, including a review of each director's charitable affiliations vis-a-vis CMS and Consumers charitable contributions, at their March 2005 meetings. The Boards affirmed the "independent" status (in accordance with the listing standards of NYSE) of all of their non-employee directors (with the exception of Mr. Whipple who served as the Chief Executive Officer of CMS and Consumers from May 2002 through his resignation effective at the end of September 2004) based upon the following:

- No non-employee director has a material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers).

- During the last three years, no non-employee director or his or her family member:

  - received more than $100,000 in direct compensation from CMS or Consumers (in excess of payments for Board and Committee service);

  - was affiliated with or employed by the present or former auditors of CMS or Consumers;

  - was employed as an executive officer by another company that has an interlocking compensation committee with CMS or Consumers;

  - was an officer or employee of a company to which CMS or Consumers made or received payments of $1 million, or 2% of the other company's consolidated gross revenues; and

  - has been an employee of CMS or Consumers.

In addition to meeting the independent director standards of NYSE as detailed above, each of Messrs. Monahan and Paquette has been designated by the Boards of Directors as an "independent director" in accordance with the explicit requirements of the Michigan Business Corporation Act. These statutory requirements are even more stringent than the NYSE "independence" standards. Independent directors under the Michigan Business Corporation Act are presumed by law to have a disinterested status that allows the full board of directors to rely upon their disinterested determinations.

CODE OF ETHICS

CMS has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other officers and employees of the Corporation and its affiliates, including Consumers. The code of ethics is included in our Code of Conduct and Statement of Ethics Handbook, which can be found on our website at www.cmsenergy.com. Our Code of Conduct and Statement of Ethics, including the code of ethics, is administered by the Chief Compliance Officer, who reports directly to the Boards of Directors.

BOARD AND COMMITTEE INFORMATION

The CMS Board of Directors met 12 times and Consumers' Board of Directors met 11 times during 2004. In addition, the CMS Board took action by written consent in lieu of additional meetings four times in 2004, and the Consumers Board did so four times. All incumbent directors attended at least 75% of the CMS Board and assigned committee meetings during 2004. Our Principles state the expectation that all Board members attend all scheduled Board and Committee meetings, as well as the annual meeting of shareholders. All Board members attended the 2004 annual meeting of shareholders.

The various standing committees of the Boards of Directors are listed below. Each committee is composed entirely of "independent" directors, as that term is defined by the NYSE listing standards described above, other than the Executive Committees of which Kenneth Whipple serves as Chair. Employee directors served on no other committees during 2004.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Whipple is often invited to attend, especially since he became non-executive Chairman effective October 1, 2004. At least once each year, the independent directors meet in executive session without Mr. Whipple present in conformance with the NYSE listing standards.

                                AUDIT COMMITTEES

Members: William U. Parfet (Chair), Michael T. Monahan, Joseph F. Paquette, Jr., and Kenneth L. Way

Meetings during 2004: CMS 10; Consumers 10

Each of the members of the Audit Committees is an independent director, and each qualifies as an "audit committee financial expert" based upon the following qualifications:

- Educational background;

- Prior service as chief financial officer and/or chief executive officer actively supervising accounting activities;

- Understanding of generally accepted accounting principles and financial statements; and

- Membership on various audit committees.

In addition to serving as the Chair of our Audit Committees, Mr. Parfet presently serves on audit committees of three other public companies. Our Boards have determined that such simultaneous service will not impair Mr. Parfet's ability to effectively serve on our Audit Committees through the end of his term in May 2005.

The primary functions of the Audit Committees are to:

- Assure the integrity of CMS' and Consumers' consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

- Assure CMS' and Consumers' compliance with applicable legal requirements, regulatory requirements, and NYSE rules;

- Appoint, compensate and terminate CMS' and Consumers' independent auditors;

- Pre-approve all audit and non-audit services provided by the independent auditors;

- Assure the independent auditors' qualifications and independence;

- Review the performance of the internal audit function and independent auditors;

- Review CMS' and Consumers' risk management policies, controls and exposures;

- Prepare the Audit Committee Report for inclusion in the annual proxy statement (The Audit Committee Report and related auditor disclosures can be found beginning on page 25 of this proxy statement.);

- Assure compliance with the Corporation's Code of Conduct and Statement of Ethics Handbook including approval of any waiver of the provisions applicable to directors and executive officers and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Handbook and Statement;

- Make recommendations to the Boards of Directors regarding significant environmental laws and regulations affecting CMS' and Consumers' operations; and

- Perform their duties in a manner consistent with the Audit Committee Charter adopted by the Boards of Directors.*

*The Charter was amended and restated in each of April 2004 and February 2005. The amendments and restatements were responsive to the requirements of the Sarbanes-Oxley Act of 2002, the corresponding subsequently enacted rules and regulations of the SEC, the 2003 and 2004 revisions to the listing standards of the NYSE, as well as continuing refinement of the Audit Committees' functions in response to developments at the Corporation and in corporate governance more generally. The Audit Committee Charter, as so amended and restated, is available on our website and attached as Appendix A to this proxy statement.

                  COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members: John B. Yasinsky (Chair), Earl D. Holton, William U. Parfet, and Percy
         A. Pierre

Meetings during 2004: CMS 5; Consumers 5

The primary functions of these committees are to:

- Annually review the Corporation's executive compensation structure and policies, including the establishment and adjustment of executive officers' base salaries, annual and long-term incentive targets and incentive payments consistent with the achievement of such targets as well as produce an annual report on such compensation to shareholders in accordance with the rules and regulations of the SEC and other appropriate regulatory agencies (The Compensation and Human Resources Committee Report and related executive compensation disclosures can be found beginning on page 17 of this proxy statement.);

- Review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in view of those goals and objectives, and set the Chief Executive Officer's compensation level based on this evaluation;

- Annually determine corporate financial and business goals and target awards pursuant to the Corporation's incentive plans, and approve the payment of cash performance bonuses to employees in the aggregate, consistent with achievement of such goals;

- Approve the grant of stock, stock options and other stock-based awards pursuant to the Corporation's incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation's employees, including officers;

- Review and recommend to the Board of Directors incentive compensation plans, equity-based plans, and tax qualified retirement and investment plans and amendments thereto, with the exception of certain amendments which are delegated to specified officers of the Corporation or administrators under the terms of the plans, including supplemental retirement plans, change-in-control severance agreements, deferred compensation programs, stock award programs, employment, separation and management agreements;

- Review and approve management proposals regarding other compensation and benefit programs, plans and guidelines;

- Annually review and advise the Board of Directors concerning the Corporation's management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

- Review organizational and leadership development plans and programs, and programs designed to identify, attract and retain high potential employees;

- Review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunity;

- Review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters;

- Perform such other functions as may be allocated to the Committee under the terms of the Corporation's employee benefit and executive compensation plans; and

- Carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

                         FINANCE AND PENSION COMMITTEES

Members: Kenneth L. Way (Chair), Merribel S. Ayres, Michael T. Monahan, and
         Percy A. Pierre

Meetings during 2004: CMS 3; Consumers 3

The Finance and Pension Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation.

These committees have the authority, acting for and on behalf of the Boards and consistent with the protection of the interests of investors, to consider and recommend to the Boards as appropriate:

- Financing plans formulated by management, including those in strategic and operating plans;

- Financing terms of acquisitions, divestitures, joint ventures, partnerships, or combinations of business interests;

- Short- and long-term financing plans, including the sales or repurchases of common and preferred equity and long-term debt;

- Financial policies including cash flow, capital structure, and dividends;

- Make recommendations to the Board of Directors regarding significant capital, operations and maintenance expenditures relating to environmental matters affecting CMS and Consumers;

- Risk management policies including foreign exchange management, hedging, and insurance; and

- Investment performance, funding, and asset allocation policies for employee benefit plans and nuclear decommissioning trusts.

                GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members: Earl D. Holton (Chair), Merribel S. Ayres, Joseph F. Paquette, Jr., and
         John B. Yasinsky

Meetings during 2004: CMS 6; Consumers 6

The primary functions of these committees are to:

- Develop and recommend to the Boards of Directors such corporate and Board governance principles as may be deemed necessary by the Committees to ensure that the Corporation effectively protects and enhances shareholder value;

- Monitor the practices of the Boards of Directors to ensure compliance with the Corporation's Corporate Governance Principles;

- Evaluate and review the performance of the Boards of Directors as a whole in order to increase the overall effectiveness of the Boards of Directors, and report the results of their evaluation to the Boards of Directors annually;

- Recommend ways in which the Boards of Directors could improve their performance;

- Conduct continuing study of the size, structure, composition and compensation of the Boards and any committees thereof;

- Seek possible candidates to fill Board positions, and aid in attracting qualified candidates to the Boards;

- Make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations;

- Advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility; and

- Assess, on a regular basis, the personal characteristics and business experience needed by the Boards in the context of the current composition of the Boards:

  Personal characteristics of candidates to be considered include: a) integrity;
  b) strategic -- visionary; c) global -- international experience; d) availability -- time (number of other boards served on); e) overall commitment (energy -- enthusiasm); f) independence (regulatory concept as well as independence of thought); g) informed judgment; h) high performance standards;
  i) crisis response; j) length of available service; k) stock ownership (willing to align with shareholder interest); and l) diversity.

  Business experience of candidates to be considered includes: a) strong accounting background/knowledge; b) current chief executive officer of public company; c) former chief executive officer of public company; d) current chief operating officer or chief financial officer of public company; e) utility/energy/nuclear power experience; f) financial acumen and experience;
  g) unique skills not possessed by other board members; h) regulatory experience; i) legal experience; and j) investor/government relations experience.

- Recommend, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at any meeting of shareholders at which directors are to be elected and, in case of a vacancy on a Board (including a vacancy created by an increase in the size of the Board), a candidate to fill that vacancy. Such recommendations should consider the above-referenced characteristics and experience as well as:

  - The interplay of the candidate's experience with the experience of other Board members;

  - Attendance at meetings of directors;

  - A balanced range of business experiences; and

  - Other matters relevant to the appropriate representation of the interests of the shareholders in carrying out the Corporation's responsibilities to the public;

- Consider the nomination by any shareholder of a candidate for election as a director of the Corporation, provided that the shareholder has submitted a written request and related information to the Secretary of the Corporation at the required time prior to any meeting of shareholders at which directors are to be elected, together with the written consent of such person to serve as a director;

- Review periodically and recommend to the Board modifications, as appropriate, to the tenure policy; and

- Determine from time to time other criteria for selection and retention of Board members.

                              EXECUTIVE COMMITTEES

Members: Kenneth Whipple (Chair), Earl D. Holton, William U. Parfet, Kenneth L. Way, and John B. Yasinsky

Meetings during 2004: CMS 0; Consumers 0

The primary function of these committees is to:

- Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

                               SPECIAL COMMITTEES

The standing committees listed above have continuing duties. In addition, the Boards of Directors have from time to time established special committees to address specific major issues facing CMS and/or Consumers. Special committees do not have continuing duties; they exist only until they complete their specified duties. The most significant current special committee is the Boards' Special Litigation Committee, as discussed below.

Special Litigation Committee

The CMS Board of Directors established this special committee in December 2002 and confirmed its duties in January 2003. The purpose of the Special Litigation Committee is to investigate and evaluate the allegations and issues raised by a shareholder, requesting that the Corporation institute a derivative proceeding against certain of our directors and officers, and to prepare such reports and to take such other actions in connection with its reasonable investigation as it shall deem appropriate to make a good faith determination whether the maintenance of the derivative proceedings is in the Corporation's best interests, in accordance with Michigan law.

The Special Litigation Committee was granted the full power and authority of the Board of Directors with respect to investigating, evaluating and taking action regarding the shareholder demand and the allegations and issues raised therein, including without limitation the power and authority to assert claims and to initiate and pursue litigation on the Corporation's behalf relating to such matters, to settle or compromise any such claim or lawsuit, and to seek dismissal of any related derivative proceeding pursuant to Michigan law. The Special Litigation Committee may make such reports of its determinations and actions to our Board of Directors or shareholders as it shall deem appropriate from time to time, but making such reports to the Board shall be at the option of the Special Litigation Committee, and all determinations made by the Special Litigation Committee pursuant to its authority shall be final, shall not be subject to review or approval by the Board of Directors and shall in all respects be binding. The Board determined Michael T. Monahan and Joseph F. Paquette, Jr. to be "disinterested directors" under Michigan law and they and a third disinterested director appointed Messrs. Monahan and Paquette to serve as members of the Special Litigation Committee. The Board also designated Messrs. Monahan and Paquette as "independent directors" in accordance with Michigan law. The Special Litigation Committee was authorized to engage such experts and advisors, including its own independent legal counsel, as it deemed necessary or desirable in order to assist it in the discharge of its responsibilities. The Special Litigation Committee selected the law firm of Jenner & Block to help with its investigation and evaluation. The Special Litigation Committee has not completed its investigation and evaluation as of the date of this proxy statement.

Pursuant to the indemnification requirements of the CMS Restated Articles of Incorporation, as well as applicable Board resolutions and provisions of Michigan law, the Corporation has paid and will continue to pay the expenses (including attorney's fees) of certain of its current and former officers and directors incurred in connection with the investigation described above, as well as those incurred in other recently completed regulatory investigations and pending legal proceedings. These investigations and proceedings are further described in CMS' Annual Report on Form 10-K for the year ended December 31, 2004. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under Michigan law. The Corporation maintains directors and officers insurance coverage that may allow for reimbursement for some or all of these advanced amounts.

    PROPOSAL 1: ELECT TWELVE MEMBERS TO THE CORPORATION'S BOARD OF DIRECTORS

As previously detailed in this proxy statement under the heading "INTRODUCTION", the nominees for directors are proposed to serve on the parallel Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to "withhold authority" for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board, or the number of directors constituting the full Board will be reduced accordingly.

All of the nominees are presently serving as directors and were previously elected by shareholders, except for Richard M. Gabrys and Philip R. Lochner, Jr. who are proposed to be newly elected to the Boards at the annual meeting of shareholders. Mr. Gabrys, a recently retired Vice Chairman of Deloitte & Touche's U.S. Global Strategic Client Group, was recommended to the Committees by the CMS and Consumers Chairman and Vice Chairman of the Boards. Mr. Lochner, a former member of the SEC, was recommended to the Committees by the Vice Chairman of the Boards. The Vice Chairman previously had served on a non-affiliated public company board of directors with Mr. Lochner, as well as on the board of a separate non-affiliated public company for which Mr. Gabrys served in a leadership role at Deloitte & Touche as independent auditor. William U. Parfet, a current member of the Boards, decided not to seek re-election as a director due to the increasing demands of his business. Thus, the Boards approved an increase in their size by one member, for a total of twelve directors, effective with the annual meeting of shareholders.

MERRIBEL S. AYRES, 53, has served since 1996 as President of Lighthouse Energy Group, LLC, a firm she founded. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients focused on energy and environmental matters. Ms. Ayres served from 1988 to 1996 as Chief Executive Officer of the National Independent Energy Producers, a Washington, D.C., trade association representing the independent power supply industry. She is a member of the Aspen Institute Energy Policy Forum, the National Advisory Council of the National Renewable Energy Laboratory, and the Dean's Alumni Leadership Council of Harvard University's Kennedy School of Government. She has been a director of CMS and Consumers since May 2004.

RICHARD M. GABRYS, 63, retired in May 2004 as a Vice Chairman in Deloitte & Touche LLP's U.S. Global Strategic Client Group and as Global and U.S. Leader of Deloitte & Touche's Manufacturing Practice as well as its Automotive Practice. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly held companies, especially automotive manufacturing companies, financial services institutions and health care entities. Mr. Gabrys serves on the boards of Dana Corporation, the Detroit Institute of Arts, the Karmanos Cancer Institute, the Manufacturing Institute, Ave Maria College and Ave Maria University.

EARL D. HOLTON, 71, served from 1999 until his retirement in October 2004, as Vice Chairman of Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. He served from 1980 to 1999 as President of Meijer, Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of CMS and of Consumers since 1989 and has served as the presiding director at the executive sessions of the Boards since his appointment to that position in 2002.

DAVID W. JOOS, 52, has served since October 2004 as President and Chief Executive Officer of CMS and Chief Executive Officer of Consumers. He served from 2001 to 2004 as President and Chief Operating Officer of CMS and Consumers; 2000 to 2001 as Executive Vice President and Chief Operating Officer -- Electric of CMS; and from 1997 to 2000 as President and Chief Executive
Officer -- Electric of Consumers. He is a director of Steelcase, Inc., the Michigan Colleges Foundation, the Michigan Economic Development Corporation, the Association of Edison Illuminating Companies (AEIC) and the Edison Electric Institute (EEI), as well as a director and Chairman of Nuclear Management Co. and of the Michigan Manufacturers Association. He has been a director of CMS and of Consumers since 2001.

PHILIP R. LOCHNER, JR., 62, served from 1991 through 1998 as Senior Vice President and Chief Administrative Officer of Time Warner Inc. Immediately preceding that employment, Mr. Lochner served as a commissioner of the SEC. He is a director of Apria Healthcare Group Inc., GTech Holdings Inc., CLARCOR Inc., Solutia Inc., and Adelphia Communications Corporation.

MICHAEL T. MONAHAN, 66, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan based consulting firm. He was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder Capital from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc. from 1993 to 1999. He is a director of The Munder Funds, Inc., a director of Engineered Machined Products, Inc., as well as a member of the Boards of Trustees of Henry Ford Health

Systems, Inc. and of the Community Foundation for Southeastern Michigan. He has been a director of CMS and of Consumers since December 2002.

JOSEPH F. PAQUETTE, JR., 70, served from 1988 to 1995 as Chairman and Chief Executive Officer and from 1995 until his retirement in 1997 as Chairman of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is a director of USEC, Inc. and Mercy Health Systems. He has been a director of CMS and of Consumers since December 2002. He had previously served as a director of CMS and Consumers and as President of CMS from 1987 to 1988.

PERCY A. PIERRE, 66, has served since 1990 as Professor of Electrical Engineering at Michigan State University, East Lansing, Michigan. He also served as Vice President for Research and Graduate Studies at Michigan State University from 1990 to 1995. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He is a director of Fifth Third Bank (Michigan). He also serves as a member of the Boards of Trustees for the University of Notre Dame and Hampshire College. He has been a director of CMS and of Consumers since 1990.

S. KINNIE SMITH, JR., 74, has served as Vice Chairman and General Counsel of CMS and Vice Chairman of Consumers since July of 2002. He served as Senior Counsel for the law firm Skadden, Arps, Slate, Meagher & Flom from 1996 to 2002. He has been a director of CMS and of Consumers since August 2002. He had held the positions of Vice Chairman and President of CMS and Vice Chairman of Consumers and served as a director of CMS and of Consumers from 1987 to 1996. In May and June of 2002, he served as Vice Chairman and as a director of Trans-Elect, Inc., an owner and operator of interstate electric transmission systems.

KENNETH L. WAY, 65, served from 1988 through 2002 as Chairman of Lear Corporation, a Southfield, Michigan based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica Inc., WESCO International, Inc., and Cooper Standard Automotive. He also serves as a member of the Board of Trustees for the Henry Ford Health System, Inc. He has been a director of CMS and of Consumers since 1998.

KENNETH WHIPPLE, 70, Chairman of the Board, served from May of 2002 through September of 2004 as Chairman and Chief Executive Officer of CMS and Consumers. He served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1999 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He is a director of AB Volvo and Korn/Ferry International, as well as a trustee of certain mutual funds in the JPMorgan family of mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 65, served from 1999 until his retirement in 2000 as Chairman and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., a Fairlawn, Ohio based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

         YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

                           VOTING SECURITY OWNERSHIP

We have received a copy of a Schedule 13G filed with the SEC by Lord, Abbett & Co., 90 Hudson Street, Jersey City, New Jersey 07302. This Schedule 13G indicates their December 31, 2004 holdings of 16,602,485 shares of CMS Common Stock, representing 8.5% of the then outstanding shares, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. Although we have no evidence of a Schedule 13G filing in this regard, we have reason to believe that Fidelity Management & Research Co. increased its beneficial ownership of CMS Common Stock in the Corporation's April 5, 2005 sale of 23 million of its shares, such that it presently holds more than 5% of the outstanding shares. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers:

                                                  Shares
Name                                        Beneficially Owned*
----                                        -------------------
Merribel S. Ayres.........................           3,481
Earl D. Holton............................          14,839
David W. Joos.............................         287,077
Michael T. Monahan........................           7,424
Joseph F. Paquette, Jr. ..................          11,724
William U. Parfet.........................          19,281
Percy A. Pierre...........................          21,696
S. Kinnie Smith, Jr. .....................         193,404
Kenneth L. Way............................          63,094
Kenneth Whipple...........................          38,204
John B. Yasinsky..........................          11,031
Thomas J. Webb............................         138,071
John G. Russell...........................          76,927
Thomas W. Elward..........................          70,260
Robert A. Fenech..........................          41,017
All directors and executive officers**....       1,172,629

* All shares shown above are as of March 31, 2005. In addition to the shares shown above, Messrs. Joos, Smith, Webb, Russell, Elward and Fenech, as well as all other executive officers of CMS and Consumers as a group, owned options to acquire 473,000; 165,000; 150,000; 128,000; 70,000; 66,900; and
     578,620 shares, respectively, as of March 31, 2005. Mr. Whipple has not been granted any options to acquire CMS Common Stock, however, as of March 31, 2005 he held 305,111 phantom stock units payable in cash but valued in an amount equivalent to the same number of shares of CMS Common Stock. Mr. Whipple had earned or been awarded these and previously paid-out phantom stock units pursuant to his employment agreement as further disclosed in this proxy statement under the section entitled "EXECUTIVE COMPENSATION". As of March 31, 2005, Messrs. Holton, Paquette and Yasinsky had accrued balances in the Directors' Deferred Compensation Plan's CMS Common Stock fund equivalent to 17,523; 22,377; and 8,935 shares, respectively, as further described in this proxy statement under the section entitled "COMPENSATION OF DIRECTORS".

** All directors and executive officers includes executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 31, 2005, the directors and executive officers of CMS and Consumers together own less than 1% of the outstanding shares of CMS Common Stock.

CMS Common shares shown as beneficially owned include:

- Shares to which a person has or shares voting power and/or investment power.

- The number of shares and share equivalents represented by interests in or pursuant to the:

  - Employee Savings Plan (our 401(k) plan);

  - Deferred Salary Savings Plan; and

  - Performance Incentive Stock Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the federal securities laws requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management's knowledge, during the year ended December 31, 2004, our executive officers and directors made all required
Section 16(a) filings on a timely basis except Glenn P. Barba, Vice President and Controller of CMS and Consumers, who timely reported to the Corporation a November 2004 transfer out of the CMS Common Stock fund in his Employee Savings Plan account, which transfer was reported in a Form 5 filed on February 28, 2005.

                             BUSINESS RELATIONSHIPS

On May 1, 2002, Consumers sold its electric transmission system to Michigan Transmission Holdings, LLP, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. Michigan Transmission Holdings purchased the Consumers electric transmission system in a competitive bidding process for approximately $290 million in cash. Consumers provided no financial or credit support for the sale. As a result of the sale, Consumers experienced an after-tax earnings increase of approximately $17 million in 2002 due to the recognition of a $26 million gain on the sale.

A Trans-Elect, Inc. subsidiary provides interstate electric transmission service to Consumers pursuant to agreements entered into at the time of the sale. The Federal Energy Regulatory Commission approved the rates and other terms of the service prior to the sale and they remain subject to the Commission's jurisdiction. During the calendar year 2004, Consumers paid a total of $75 million to Trans-Elect, Inc.'s subsidiary for electric transmission services.

From May 15, 2002 until June 30, 2002, S. Kinnie Smith, Jr. served as Vice Chairman of Trans-Elect, Inc. Mr. Smith had served as a director of Trans-Elect, Inc. since its organization in 1998. Mr. Smith resigned as Vice Chairman and director of Trans-Elect, Inc. upon becoming Vice Chairman and a director of CMS and Consumers, as well as General Counsel of CMS, in July of 2002. Mr. Smith owns 20,000 shares of Convertible Preferred A Stock of Trans-Elect, Inc., or approximately 10% of the outstanding voting securities of Trans-Elect, Inc. Mr. Smith also has an option to acquire an additional 250 shares of this security.

                           COMPENSATION OF DIRECTORS

In 2004, directors who were not CMS or Consumers employees received an annual retainer fee of $30,000, $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $750 for attendance at each committee meeting. Committee chairs received $1,000 for attendance at each committee meeting; however, effective retroactive to January 1, 2004, due to the increasing demands on the Chair and the members of the Audit Committee as a result of new rules and regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002 and revised NYSE listing standards, the Chair of the Audit Committee received an annual retainer fee of $7,500 and $1,250 for attendance at each Audit Committee meeting, and each other Audit Committee member received an annual retainer fee of $2,000 and $1,250 for attendance at each Audit Committee meeting. Effective January 1, 2005, the Chairs of the Compensation and Human Resources Committee, Finance and Pension Committee, and the Governance and Public Responsibility Committee each receive an annual retainer fee of $5,000, and the attendance fee for the Chairs and members of all committees was increased to $1,250 per meeting due to increased demands on their time as a result of expanded corporate governance responsibilities at CMS and Consumers.

In May 2004, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $30,000. In 2005, the annual restricted stock award will have a fair market value at the time of the May grant of $40,000. These restricted shares must be held for at least three years from the date of grant. Stock ownership guidelines have been adopted by the Board that will align further the interests of the directors with the shareholders. Board members are required to hold CMS Common Stock equivalent in value to five times their annual cash retainer within five years of becoming a director.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors' Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment for that year, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees which would otherwise be paid to the director, to a time following the director's retirement from the Board of Directors. Any amount deferred will either, at the director's election, (a) accrue interest at the prime rate or the rate for 10-year Treasury Notes (whichever is greater),
(b) be treated as if it were invested as an optional cash payment in the CMS Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed after the director's retirement in a lump sum or in five or ten annual installments in cash, as specified in the director's prior election.

Effective with the annual meeting in May of 2004, the Board's retirement payments policy was discontinued. Although certain current and previously retired directors' accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors' retirement payments policy provided those directors who retire with five years of service on the Board, with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director's years of service on the Board. All preserved payments will cease at the death of the retired director.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors that had not elected the optional coverages prior to the annual meeting in 2004. The imputed income for the life insurance coverage in 2004 was:
Messrs. Holton, $3,165; Monahan, $1,983; Paquette, $2,715; Parfet, $699; Pierre, $1,983; Whipple, $2,715; and Yasinsky, $726. The imputed income for health insurance coverage in 2004 was: Messrs. Holton, $7,838; and Yasinsky, $8,367.

In connection with Mr. Whipple's resignation as Chief Executive Officer effective October 1, 2004, and the termination of his employment agreement and its ongoing compensatory elements as an employee, each of the Compensation and Human Resources Committees and the Governance and Public Responsibility Committees reviewed his new responsibilities as non-executive Chairman of CMS and Consumers. After review of peer compensation data for such positions and in consultation with the Board's independent compensation consultant, the Committees recommended, and the Board approved, that Mr. Whipple receive the various elements of the regular non-employee director compensation program, as well as an additional annual cash retainer fee of $120,000 as Chairman of the Board. It should be noted, however, that Mr. Whipple does not serve on any of the standing committees of the Board, other than the Executive Committees, and thus does not receive the committee meeting fees or retainers described above.

               COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

COMPENSATION PHILOSOPHY

CMS' and Consumers' executive compensation program is directed by our Compensation and Human Resources Committees (the "Committee"), which is composed entirely of independent directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and compensation awards under long-term incentive stock programs. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers. It is our philosophy to target salary and long-term incentives at the 50th percentile of the market, as defined by a Committee-approved seventeen company peer group of energy companies of comparable business focus and size to CMS, and to also target annual incentives at the 50th percentile of that same market. The Committee has implemented stock ownership guidelines for officers of CMS and its subsidiaries ranging from an amount of CMS Common Stock equivalent to base salary for more junior officers to several multiples of base salary for more senior officers. All of these programs seek to enhance the Corporation's profitability and, hence, its shareholder value by aligning the financial interests of CMS' officers with those of its shareholders.

Direct compensation for Mr. Joos and the other executive officers consists of
(i) base salary, which is intended to be at the 50th percentile of the amounts paid to executives with equivalent positions at other energy companies of comparable size (the aforementioned seventeen company peer group), and (ii) substantial annual and long-term incentive compensation, also at the 50th percentile of the seventeen company peer group, that closely ties to our success in achieving earnings, cash flow, stock appreciation and other performance goals. The incentive programs are considered variable "at risk" compensation and are intended to result in above-median compensation only in years when Committee-approved performance goals are exceeded.

ANNUAL COMPENSATION

The Committee reviews the base salary for Mr. Joos and the other officers and approves annual salaries for them based on industry, peer group, and national surveys, as well as the Committee's collective judgment as to the past and expected future contributions of each individual.

The annual incentive compensation (bonus) payment, if any, is based on our success in meeting challenging CMS ongoing earnings per share and free cash flow goals set by the Committee before March 31 of each year. Following the end of each year, the Committee compares the actual CMS results to the prior year's goals to determine the appropriate awards. The maximum payout of the Officer Incentive Compensation Plan is 200%. Under the Officer Incentive Compensation Plan for 2004, CMS' performance exceeded 100% of both of the earnings per share goal and the free cash flow goal, resulting in bonus payments to all eligible employees at a level of 129% of their individual target awards. (See the "Bonus" column in the Summary Compensation Table for the amounts of the 2004 bonuses paid to the named officers.)

LONG-TERM COMPENSATION

The last direct pay element of executive compensation the Committee considers during each year is long-term incentive awards in the form of stock options and restricted awards of CMS Common Stock under our Performance Incentive Stock Plan, which most recently was approved by shareholders at the 2004 annual meeting. The Committee believes such awards are desirable in encouraging CMS Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. The Committee believes long-term incentive awards should be made annually on a generally consistent basis. In determining awards, the Committee weighs a number of factors including prior awards, peer company comparable award levels and corporate performance. In 2004, the Committee awarded restricted stock to the officers that will vest in 2007 assuming certain total shareholder return targets are met. It is the Committee's intent to use performance-based restricted stock as the primary form of long-term compensation in the foreseeable future, as it believes such awards will be more effective than stock options in successful implementation of our back-to-basics, utility-plus strategy. No stock options were granted in 2004.

OFFICER STOCK OWNERSHIP GUIDELINES

CMS and Consumers have adopted a stock ownership guidelines policy to encourage CMS Common Stock ownership by our officers. The purpose of this policy is to align the interests of the officers more closely with those of shareholders by requiring specific stock ownership levels for each officer grade level. The Committee recommended, and the Boards approved, guideline amounts that require the Chief Executive Officer to hold shares of CMS Common Stock equivalent in value to five times his base salary, the Vice Presidents to hold such shares equal in value to their respective base salaries, and the intermediate officers (such as Senior Vice Presidents and subsidiary Presidents) to hold such shares equivalent in value to multiples of two and three times their respective base salaries. The determination of compliance with the stock ownership guidelines will be based on the officer's base salary effective on January 1 of each year, although the targeted ownership levels are being phased in over a five-year period that commenced at the end of August 2004.

OTHER EXECUTIVE BENEFITS

Executive perquisites such as long-term disability insurance coverage and financial planning advice are provided to officers. Watson Wyatt Worldwide, LLC has determined that our executive benefits are limited but appropriate in terms of scope and compared to industry practice.

CHIEF EXECUTIVE OFFICER COMPENSATION

Under the terms of Mr. Whipple's September 1, 2003 amended and restated employment agreement, which terminated with his resignation as Chief Executive Officer on October 1, 2004, he received an annual salary of $400,000 in cash and $850,000 in phantom stock units. Also under his employment agreement, Mr. Whipple was eligible for a targeted $1 million annual bonus paid in phantom stock units, provided CMS met the cash flow and earnings goals of the annual bonus plan. As discussed above, we exceeded those 2004 goals at a level that resulted in bonus payments at 129% of target awards, and Mr. Whipple received his bonus in accordance with this payout level but prorated to reflect his nine months of employment prior to his October 1, 2004 resignation. In addition, Mr. Whipple was provided a long-term compensation award of 125,000 restricted phantom stock units in 2004. This award is contingent on CMS meeting the same total shareholder return targets applied to the officers' performance-based restricted stock awards made at the same time, as described in the footnote to the Long Term Incentive Plan Awards Table that follows this report.

Mr. Joos' annual salary in 2004 was $841,250 and he received an annual incentive award (bonus) of $665,365 based on CMS' financial performance in 2004. He received a restricted award of 100,000 shares of CMS Common Stock that will vest in 2007 contingent upon CMS meeting certain total shareholder return targets compared to the aforementioned peer group of companies. No additional stock options, restricted stock or other similar benefits were granted to Mr. Joos at the time of his election as Chief Executive Officer. Based on a review by the Committee's compensation consultant, Mr. Joos is below the median of the peer group market total direct compensation (total direct compensation consists of salary, target annual incentive and long-term incentives adjusted to 2005). The comparison assumes that the stock price of each restricted share grant remains unchanged. Thus, Mr. Joos' actual compensation could be less or greater than the amounts reflected in the peer group comparison, as well as the Summary Compensation Table that follows this report.

COMPENSATION DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to a corporation's chief executive officer and to the other four highest-paid executive officers unless such compensation qualifies as "performance-based" and is approved by shareholders. Approval of the material terms of the performance goals under the Performance Incentive Stock Plan and the Executive Incentive Compensation Plan (since renamed the Officer Incentive Compensation Plan) by CMS shareholders in prior years permitted compensation paid under these plans to be deductible by the Corporation. Incentive awards under the terms of the Officer Incentive Compensation Plan and awards of stock options under the Performance Incentive Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the grant includes performance-based vesting criteria, as was the case with the 2004 awards to the named officers.

Generally, the Committee attempts to ensure the deductibility of all compensation paid; however, the Committee may pay nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION CONSULTANT

In connection with its ongoing independent review of executive compensation, the Committee has over the past year retained Watson Wyatt Worldwide LLC, recognized compensation and benefit consultants, to assist the Committee in evaluating the appropriateness and competitiveness of the Corporation's compensation policies and programs.

Submitted as of March 23, 2005 by the members of the Compensation and Human Resources Committees: John B. Yasinsky (Chair), Earl D. Holton, William U. Parfet, and Percy A. Pierre.

                             EXECUTIVE COMPENSATION

The following charts and descriptions contain information concerning annual and long-term compensation, including the 2005 confirmation of a bonus relating to the Corporation's 2004 performance under our Officer Incentive Compensation Plan as well as long-term incentive awards under our Performance Incentive Stock Plan. Also disclosed in the Summary Compensation Table and applicable footnotes, as well as in the following subsection entitled Employment Agreements, are the substantially similar contractual compensation arrangements under Mr. Whipple's amended and restated employment agreement, which terminated with his resignation as Chief Executive Officer effective October 1, 2004. The charts include Mr. Joos as the Chief Executive Officer and the next three most highly compensated executive officers as of year-end 2004 who are dual officers of CMS and Consumers, as well as a fifth most highly compensated executive officer for each of CMS and Consumers.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation(1)
                                                                             --------------------------
                                                                                       Awards
                                                                             --------------------------
                                                 Annual Compensation         Restricted      Securities
                                               ------------------------        Stock         Underlying    All Other
Name and Principal Position             Year   Salary(2)       Bonus         Awards ($)       Options     Compensation
---------------------------             ----   ---------       -----         ----------      ----------   ------------
Current Officers
DAVID W. JOOS.........................  2004   $  841,250    $  665,365      $       0(3)           0      $       0
President and CEO, CMS;                 2003      795,000       734,103(4)     635,000(5)     100,000              0
CEO, Consumers                          2002      750,000             0        406,000(5)     165,000         15,000(6)
S. KINNIE SMITH, JR...................  2004      650,000       503,100              0(3)           0              0
Vice Chairman, CMS and Consumers;       2003      630,000       581,742(4)     381,000(5)     100,000              0
General Counsel of CMS                  2002      300,000             0        263,900(5)      65,000          3,000(6)
THOMAS J. WEBB........................  2004      555,000       393,772              0(3)           0              0
Executive Vice President and            2003      535,000       459,351(4)     381,000(5)     100,000              0
CFO, CMS and Consumers                  2002      208,333             0        203,000(5)      50,000              0
JOHN G. RUSSELL.......................  2004      364,583       245,566              0(3)           0              0
President and COO,                      2003      324,000       257,191(4)     127,000(5)      76,000              0
Consumers                               2002      300,000             0         73,080(5)      34,000          6,000(6)
THOMAS W. ELWARD......................  2004      350,040       225,776              0(3)           0              0
President and COO,                      2003      336,000       266,749(4)     127,000(5)      76,000              0
CMS Enterprises                         2002      320,040             0         81,200(5)      36,000          6,401(6)
ROBERT A. FENECH......................  2004      321,000       186,340              0(3)           0              0
Senior Vice President,                  2003      315,000       229,635(4)      76,200(5)      51,000              0
Consumers                               2002      295,000             0         48,720(5)      26,000          5,900(6)
Former CEO
KENNETH WHIPPLE (7)...................  2004      937,500(a)    967,500              0(3)           0              0
Chairman and CEO,                       2003    1,156,431(b)  1,620,000(c)   1,015,000(d)           0              0
CMS and Consumers                       2002      639,060(e)          0              0              0              0

(1) Aggregate non-performance-based restricted CMS Common Stock held as of December 31, 2004 by the named officers was: Mr. Joos, 137,500 shares with a year-end market value of $1,436,875; Mr. Smith, 84,375 shares with a year-end market value of $881,719; Mr. Webb, 78,750 shares with a year-end market value of $822,938; Mr. Russell, 26,750 shares with a year-end market value of $279,538; Mr. Elward, 27,500 shares with a year-end market value of $287,375: and Mr. Fenech, 16,500 shares with a year-end market value of $172,425. No dividends were paid on CMS Common Stock during 2004.

(2) A portion of the 2003 salary amounts shown include the 2003 merit increases; the receipt of those portions was deferred until their pay out in cash in the first quarter of 2005 pursuant to the Corporation's Salaried Employees' Merit Plan.

(3) Long-term compensation approved by the Compensation and Human Resources Committee in 2004 took the form of performance-based restricted awards of CMS Common Stock and are reported in the Long-Term Incentive Plans - Awards Table later in this proxy statement.

(4) Bonuses for 2003 for Messrs. Joos, Smith, Webb, Russell and Elward were deferred and were paid out in the first quarter of 2005 consistent with the payouts from the Corporation's Salaried Employees' Merit Plan. The 2003 bonus for Mr. Fenech was paid out in the first quarter of 2004.

(5) Messrs. Joos, Smith, Webb, Russell, Elward and Fenech were awarded 50,000, 32,500, 25,000, 9,000, 10,000 and 6,000 restricted shares of CMS Common
    Stock, respectively, in 2002 and 100,000, 60,000, 60,000, 20,000, 20,000 and
    12,000 restricted shares of CMS Common Stock, respectively, in 2003.

(6) The 2002 amounts represent employer matching contribution to the Corporation's defined contribution plans. No employer matching contributions were made in 2003 or 2004.

(7) All of Mr. Whipple's compensation was paid pursuant to the terms of his employment agreement, although each of his annual and long-term incentive amounts was administered in conjunction with the applicable provisions of the Corporation's Officer Incentive Compensation Plan and Performance Incentive Compensation Plan, respectively.

    (a) Mr. Whipple's 2004 salary consisted of $300,000 in cash compensation and $637,500 in deferred compensation in the form of phantom stock units payable in cash. The payout value of the deferred salary will be based on the future price of CMS Common Stock.

    (b) Mr. Whipple's 2003 salary consisted of $134,933 in cash compensation and $1,021,498 in deferred compensation in the form of phantom stock units payable in cash. The payout value of the deferred salary was based on the price of CMS Common Stock on the second anniversary date of the deferral.

    (c) Mr. Whipple's 2003 bonus consisted of an amount earned with respect to 2003 but for which payment was deferred in the form of phantom stock units payable in cash. These phantom stock units were paid out in the first quarter of 2005 consistent with the payouts of other executive officers' 2003 deferred bonuses as described in footnote (4) above.

    (d) Mr. Whipple's 2003 restricted stock award consisted of 125,000 restricted phantom stock units awarded on October 31, 2003. The 2003 dollar value shown is based on the grant date closing price of CMS Common Stock of $8.12 per share. These phantom stock units were awarded pursuant to the terms of Mr. Whipple's employment agreement in lieu of the restricted stock and options awarded in 2003 to other officers under our Performance Incentive Stock Plan. These phantom stock units were paid out in October 2004 pursuant to the terms of his amended and restated employment agreement.

    (e) Mr. Whipple's 2002 salary consisted of $2,125 in cash compensation and $636,935 in deferred compensation in the form of phantom stock units payable in cash. The payout value of the deferred salary was based on the price of CMS Common Stock on the second anniversary date of the deferral.

                            EMPLOYMENT ARRANGEMENTS

Mr. Whipple entered into an employment agreement with CMS promptly following his election as Chairman and Chief Executive Officer of CMS and Consumers at the time of the 2002 annual meeting of shareholders. His compensation under this original contract was predominantly in the form of phantom stock units in lieu of base salary (but with no incentive compensation elements), as detailed in footnote 7 to the Summary Compensation Table above. Effective with the execution of Mr. Whipple's September 1, 2003 amended and restated employment agreement, his annual base compensation was adjusted, and annual and long-term incentive compensation contractual arrangements were added, all as detailed in the Compensation and Human Resources Committee Report and the Summary Compensation Table. When Mr. Whipple resigned as Chief Executive Officer effective October 1, 2004, thus terminating this employment agreement, certain elements of his prior incentive awards were paid out under the terms of his agreement. Payments of the remaining elements of Mr. Whipple's deferred compensation pursuant to this employment agreement will continue until 2007.

Agreements with the executive officers named above, other than Mr. Whipple, provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities (including termination), as well as payments equal to two times annual cash compensation if employment is terminated by the company, other than for cause, in the absence of a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability. We do not have a "poison pill" plan and are not considering the adoption of such a plan.

        AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTIONS VALUES

                                                               Number of Securities     Value of Unexercised
                               Shares Acquired     Value      Underlying Unexercised    In-the-Money Options
Name                             On Exercise      Realized     Options at Year End       at Year End(1)(2)
----                           ---------------    --------    ----------------------    --------------------
David W. Joos..............             0         $      0           473,000                  $643,000
S. Kinnie Smith, Jr........             0                0           165,000                   561,450
Thomas J. Webb.............             0                0           150,000                   526,500
John G. Russell............             0                0           128,000                   353,540
Thomas W. Elward...........        76,000          238,653            70,000                    46,600
Robert A. Fenech...........        51,000          153,000            66,900                    27,960
Kenneth Whipple............             0                0                 0                         0

(1) All options to acquire CMS Common Stock listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2004 closing price of CMS Common Stock as shown in the report of the New York Stock Exchange Composite Transactions ($10.45).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2004

                                                                             Estimated Future Payouts Under
                                                                               Non-Stock Price Based Plans
                                                                                       (Shares)(1)
                                                                             -------------------------------
Name                              Number of Shares    Period Until Payout    Threshold    Target     Maximum
----                              ----------------    -------------------    ---------    ------     -------
David W. Joos.................        100,000               3 Years           50,000      100,000    150,000
S. Kinnie Smith, Jr...........         45,000               3 Years           22,500       45,000     67,500
Thomas J. Webb................         45,000               3 Years           22,500       45,000     67,500
John G. Russell...............         45,000               3 Years           22,500       45,000     67,500
Thomas W. Elward..............         35,000               3 Years           17,500       35,000     52,500
Robert A. Fenech..............         10,000               3 Years            5,000       10,000     15,000
Kenneth Whipple...............        125,000(2)            3 Years           62,500      125,000    187,500

(1) Under CMS' Performance Incentive Stock Plan, these restricted awards of CMS Common Stock for the above officers vest 100% after three years assuming the achievement of pre-established total shareholder return ("TSR") goals. One-half of the award is based on the achievement of an absolute TSR level and one-half of the award is based on a relative comparison to a utility industry peer group.

(2) Pursuant to his employment agreement, Mr. Whipple's award was made in the form of phantom stock units payable in cash rather than restricted shares of CMS Common Stock. The award is administered consistent with the terms of the CMS Performance Incentive Stock Plan and the officers' restricted stock awards, including the TSR goals described above. Mr. Whipple's award encompasses both his outstanding service as CMS and Consumers Chief Executive Officer prior to October 1, 2004, and his continuity as non-executive Chairman thereafter.

                               PENSION PLAN TABLE

The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under our qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Remuneration      15         20         25          30           35
------------      --         --         --          --           --
 $  500,000    $157,500   $210,000   $247,500   $  285,000   $  322,500
    800,000     252,000    336,000    396,000      456,000      516,000
  1,100,000     346,500    462,000    544,500      627,000      709,500
  1,400,000     441,000    588,000    693,000      798,000      903,000
  1,700,000     535,500    714,000    891,500      969,000    1,096,500
  2,000,000     630,000    840,000    990,000    1,140,000    1,290,000

"Remuneration" in this table is the average of Salary plus Bonus, as shown in the Summary Compensation Table, for the five years of highest earnings. The estimated years of service for each named executive is: Mr. Joos, 33.33 years; Mr. Smith, 21.82 years; Mr. Webb, 4.99 years; Mr. Russell, 24.17 years; Mr. Elward 35.00 years; and Mr. Fenech, 24.83 years. Under the Supplemental Executive Retirement Plan, an officer's years of service for purposes of calculating benefits thereunder are earned at double the period of actual service during the first ten years of service. Effective with Mr. Whipple's resignation as Chief Executive Officer on October 1, 2004, he receives a monthly employee pension of less than $400 based on the limited cash component of his compensation during his employment.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                                                          Number of Securities
                                                                         Remaining Available for
                        Number of Securities                              Future Issuance Under
                            to be Issued          Weighted-Average         Equity Compensation
                          upon Exercise of       Exercise Price of          Plans (Excluding
                        Outstanding Options,    Outstanding Options,      Securities Reflected
    Plan Category       Warrants and Rights     Warrants and Rights          in Column (a))
    -------------       --------------------    --------------------     -----------------------
                                (a)                     (b)                        (c)
                                ---                     ---                        ---
Equity compensation
  plans approved by
  security holders....       4,614,026                 $22.14                   5,472,190
Equity compensation
  plans not approved
  by security
  holders.............               0                      0                           0
                             ---------                 ------                   ---------
  Total...............       4,614,026                 $22.14                   5,472,190
                             =========                 ======                   =========

An amendment to the Performance Incentive Stock Plan was approved by shareholders on May 28, 2004, with an effective date of June 1, 2004. The amendment established a 5-year term for the Plan. Under the amended Plan, shares of CMS Common Stock awarded or subject to options, phantom shares and performance units may not exceed a total of 6 million shares from June 2004 through May 2009. Shares to which payment or exercise is in cash, as well as shares or options that are forfeited, may be awarded or granted again under the Plan. All grants under this amended Plan have been in the form of restricted shares of CMS Common Stock. At March 31, 2005, awards of up to 5,472,190 shares of CMS Common Stock could be issued.

                             AUDIT COMMITTEE REPORT

CMS' and Consumers' audit activities are directed by our Audit Committees, which are composed entirely of independent directors. The Audit Committees are responsible for overseeing the preparation of external financial reports, the adequacy of internal controls, the internal and external audit process, the independence and performance of the independent auditors, and compliance with applicable legal and regulatory requirements.

We have reviewed and discussed with management CMS' and Consumers' audited financial statements as of and for the year ended December 31, 2004.

We have discussed with our independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Ernst & Young LLP the auditors' independence.

We have considered the provision of all of Ernst & Young LLP's services to CMS and Consumers in 2004 and the fees paid for all such services, and have concluded that all current arrangements are compatible with maintaining the independence of Ernst & Young LLP.

In addition, we reviewed key initiatives and programs aimed at strengthening the effectiveness of the CMS and Consumers internal and disclosure control structure. As part of this process, we continued to monitor the scope and adequacy of the internal auditing program and the steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions referred to above, we recommended to the Boards of Directors that the consolidated financial statements referred to above be included in CMS' and Consumers' Annual Reports on Form 10-K for the year ended December 31, 2004.

Submitted as of February 28, 2005 by the members of the Audit Committees:
William U. Parfet (Chair), Michael T. Monahan, Joseph F. Paquette, Jr., and Kenneth L. Way.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Beginning in 2002, Ernst & Young LLP, has served as the independent registered public accounting firm for CMS and Consumers. There are no disagreements between Ernst & Young LLP, and CMS or Consumers related to accounting principles or practices, financial statement disclosures, or auditing scope or procedure, and Ernst & Young LLP's reports on the consolidated financial statements of CMS and Consumers have contained no adverse opinions, disclaimers of opinion, modifications, or qualifications.

                                  AUDITOR FEES

Fees, including expenses, for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are:

                                                                 2004          2003
                                                                 ----          ----
Audit Fees..................................................  $9,787,000    $7,052,000
Audit-Related Fees..........................................      68,000     1,430,000
Tax Fees....................................................     565,000       216,000

Amounts reported above include fees paid by Consumers.

Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits and, in 2004, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-related fees in 2004 include fees associated with audits of employee benefit plans. In 2003, audit-related fees were incurred for audits of employee benefit plans and for work related to the implementation of the Sarbanes-Oxley Act of 2002. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Committees at their next scheduled meeting.

 PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

The Audit Committees of the Corporation's and Consumers' Boards of Directors have adopted the following policy:

    The Audit Committee's selection of the Corporation's independent auditor shall be submitted to the Corporation's shareholders for their ratification at the Corporation's Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committee's selection, the Audit Committee will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year. This policy will be in effect commencing with the Corporation's 2004 Annual Meeting of Shareholders.

The Audit Committees have selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year 2005. Ernst & Young LLP also served as our registered public accounting firm for the year 2004. A representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee believes it is very important to the Corporation, Consumers and our shareholders to retain Ernst & Young LLP as independent registered public accounting firm for the 2005 audit cycle. Ernst & Young LLP has gained a significant understanding of the Corporation's business processes and issues, as well as our internal controls over financial reporting.

Approval of this proposal requires the affirmative vote of the holders of a majority of shares of CMS Common Stock voting on the proposal.

  YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG CMS, S&P 500 INDEX & DOW JONES UTILITY INDEX

                              [PERFORMANCE GRAPH]

                               INDEXED RETURN
                   ---------------------------------------
COMPANY/INDEX      1999   2000   2001   2002   2003   2004
-------------      ----   ----   ----   ----   ----   ----
CMS                100    109     87     37     33     41
S & P 500          100     91     80     62     80     89
DOW JONES UTILITY  100    151    112     86    111    145

These cumulative total returns assume reinvestment of dividends (except for CMS in the 24-month period through December 31, 2004 when we have not paid a dividend on CMS Common Stock). The calculations also assume the value of the investment in CMS Common Stock and each index was $100 on December 31, 1999.

                        2006 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2006 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach our Corporate Secretary on or before December 19, 2005. In any event, if we have not received written notice of any matter to be proposed at that meeting by March 4, 2006, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                 OTHER MATTERS

The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

In some instances, only one annual report or proxy statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the shareholders. A shareholder wishing to receive a separate annual report or proxy statement can so notify CMS at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

                                   APPENDIX A

              AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE
              OF THE BOARD OF DIRECTORS OF CMS ENERGY CORPORATION

1.  PURPOSE AND DUTIES

The Audit Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of CMS Energy Corporation (the "Corporation") in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to:

    - the integrity of the Corporation's financial statements and financial information, the financial reporting process, and the system of internal accounting and financial controls;

    - the performance of the Corporation's internal audit function and independent auditors;

    - the evaluation of the independent auditor's qualifications and independence;

    - the Corporation's compliance with the review of reports and certifications prepared by the Chief Executive Officer and Chief Financial Officer as required by the rules of the Securities and Exchange Commission (the "SEC").

The Committee, in carrying out its duties and responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound internal controls and business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall make recommendations to the Board of Directors regarding significant environmental laws and regulations affecting the Corporation's operations.

The Committee shall oversee responsibility for compliance with the Corporation's Code of Conduct and Statement of Ethics Handbook. The Committee shall have the right to approve any waiver of the Code of Conduct and Statement of Ethics for directors or executive officers and any such waiver will be promptly disclosed to shareholders in accordance with applicable legal and regulatory requirements, as well as the New York Stock Exchange listing rules.

The Committee shall oversee the Corporation's financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to design internal controls or to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, the Committee should maintain a healthy skepticism and pursue issues until the Committee is satisfied that they have received adequate information to make an informed judgment. In this regard, management is responsible for the preparation, presentation, and integrity of the Corporation's financial information, the design and implementation of an effective system of internal controls and the appropriateness of the accounting principles and reporting policies used by the Corporation. The independent auditor is responsible for auditing the Corporation's annual financial statements and for reviewing the Corporation's unaudited interim financial statements.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditor regarding financial reporting. The independent auditors shall report directly to the Committee. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall approve all fees for such services and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee delegates to its Chair authority to approve permitted services, provided that the Chair reports any such decisions to the Committee at its next scheduled meeting.

The Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the audit as well as compliance with appropriate audit standards.

The Committee shall receive regular reports from the independent auditor on the Corporation's critical accounting policies and practices, and all alternative accounting treatments permitted by generally accepted accounting principles.

At least annually, the Committee shall obtain and review the report by the independent auditors describing:

    - The Corporation's financial reporting and accounting standards and principles.

    - The Corporation's internal quality control procedures and an assessment of the effectiveness of the internal control structure and procedures for financial reporting.

    - Any material issues raised by the most recent internal quality control review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

    - The auditor's independence with respect to the Corporation. The Committee will discuss such reports with the independent auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

    - The independent auditor's required communications contained within the Statement on Auditing Standards No. 61 relating to the conduct of the audit.

In addition, the Committee shall review the experience and qualifications of the senior members of the independent auditor's team and set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall review and approve the organization of the internal audit function, including the respective responsibilities of any outside auditing firm performing internal audit functions and of officers and employees of the Corporation performing such functions (collectively, the "Internal Audit Function"). Not less than annually, the Committee shall review the effectiveness of the Internal Audit Function as a whole.

If an outside auditing firm is to perform any Internal Audit Function, the Committee shall select such outside auditing firm and review and approve the terms of the engagement with any such firm. As a part of its overall review of the Internal Audit Function, not less than annually, the Committee shall review the effectiveness of such firm and determine whether the engagement should be continued or terminated. Also as part of the Committee's review, it shall review the effectiveness of the Corporation's auditing and compliance staff and its budget. An auditing plan for a three-year period shall be submitted to the Committee annually, and the Committee shall approve the plan for at least the current year and periodically monitor performance under the plan. Additionally, the Chair of the Committee shall be consulted before the appointment or removal of the supervisor of the Corporation's employees participating in the Internal Audit Function, if any, and the Committee shall approve the responsibilities and the reporting relationship of such supervisor.

The Committee shall review all significant reports of the Internal Audit Function and summary reports to management and management's responses. The Committee shall also review any problems or difficulties the Internal Audit Function may have encountered or any restrictions on the scope of audit activities.

The Committee shall assess the extent to which the planned audit scopes of the Internal Audit Function and the independent auditors can be relied on to identify material or significant internal control weaknesses or fraud. The Committee shall review management's assessment of the effectiveness of financial reporting internal controls as of the end of the most recent fiscal year and the independent auditor's attestation report on management's assertion, all as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the regulations of the SEC. Also, the Committee shall discuss with management, the auditors performing the Internal Audit Function, and the independent auditors the adequacy and effectiveness of the accounting and financial reporting internal controls, including the Corporation's policies and procedures to assess, monitor, and manage financial and business risk, and legal business conduct standards compliance programs.

Prior to release, the Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Corporation's Annual Report on Form 10-K (and in the annual report to shareholders, if applicable), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable accounting or auditing matters.

The Committee shall review and investigate any matters pertaining to the integrity of management, including conflicts of interest or adherence to standards of business conduct as required by the policies of the Corporation. This should include regular reviews of the compliance processes utilized by the Corporation.

The Committee shall receive reports on behalf of the Board from the Chief Compliance Officer concerning the Corporation's compliance and ethics programs and issues, and provide guidance to, and receive advice and counsel from, as appropriate, the Chief Compliance Officer relating to such programs and issues.

The Committee shall receive and review corporate attorneys' reports of material contingent liabilities, evidence of any violation of securities laws or breaches of fiduciary duty and any other matters that may have a material impact on the financial statements of the Corporation, its compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The Committee shall review periodically with management the Corporation's risk management policies, controls and exposures and advise the Board and management of its findings and any recommendations.

The Committee shall prepare its report to be included in the Corporation's annual proxy statement, as required by SEC regulations. The Committee shall approve, for inclusion in the Corporation's proxy statement, the recommendations for the appointment of the independent auditor.

2.  COMPOSITION

This charter governs the operations of the Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the charter by the Board.

The committee shall be members of, and appointed by, the Board upon the recommendation of the Governance and Public Responsibility Committee and shall be comprised of at least three directors, each of whom the Board has determined has no material relationship with the Corporation and is otherwise independent of management and the Corporation. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory or other compensatory fee from the Corporation and are not an affiliated person of the Corporation or its subsidiaries, and meet the independence requirements of the New York Stock Exchange listing standards, the Sarbanes-Oxley Act of 2002 and the regulations of the SEC.

All Committee members shall be financially literate, and at least one member shall be an "audit committee financial expert," as defined by the SEC regulations. The Committee shall have the authority to provide the proper educational programs for its members to ensure the financial and accounting expertise that is expected of each Committee member.

The Chair of the Committee shall designate a person, who need not be a member, to act as secretary and to record the minutes of its proceedings, which shall be kept in accordance with the Bylaws of the Corporation. The agenda of each meeting will be prepared at the direction of the Chair and, whenever reasonably practicable, delivered to each member before the meeting.

3.  MEETINGS

The Committee shall meet at least quarterly and shall have the authority to call meetings at its discretion and to invite officers and employees of the Corporation, auditors performing the Internal Audit Function, and independent auditors to attend.

As part of its responsibility to foster open and frank communications, the Committee shall meet with management, representatives of the Internal Audit Function, and the independent auditors in separate private sessions to discuss any matters, issues or concerns that the Committee or any of these groups believe should be discussed.

The Committee shall report on its deliberations, findings and conclusions to the Board and maintain minutes and any other records relating to the meetings that are deemed necessary by the Committee. Any member may add relevant matters to the agenda by timely notice to the Chair.

4.  PERFORMANCE EVALUATION

The Committee shall evaluate its performance and produce and provide to the Board an annual report on its performance in accordance with the requirements of this charter and set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation shall also recommend to the Board any improvements to the Committee's charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such a manner, as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair of the Committee or any other member of the Committee designed by the Committee to make this report.

5.  RESOURCES AND AUTHORITY

In discharging its oversight role, the Committee shall have the resources and funding necessary to discharge its duties and responsibilities and is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation. The Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Committee may direct any officer or employee of the Corporation and request any employee of the Corporation's independent auditors, outside legal counsel or other consultants or advisors to attend a Committee meeting or meet with any Committee members.

6.  DELEGATION TO SUBCOMMITTEE

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee.

                               COMMON STOCK PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints KENNETH WHIPPLE, DAVID W. JOOS and MICHAEL D. VANHEMERT, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the corporate headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 20, 2005 and at any adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon authority on all other matters that come before the meeting, all as more fully set forth in the notice and proxy statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.

YOU DO NOT NEED TO COMPLETE OR             PLEASE VOTE, SIGN AND DATE THIS PROXY
RETURN THIS PROXY IF YOU VOTE USING        ON THE REVERSE SIDE.  THANK YOU
A TELEPHONE OR THE INTERNET                FOR YOUR PROMPT RESPONSE

                        PLEASE VOTE, SIGN AND DATE BELOW

[   ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE
      MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

(1) ELECTION OF    [ ] FOR all nominees listed below (except as indicated below)
    DIRECTORS      [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) Merribel S. Ayers, (02) Richard M. Gabrys, (03) Earl D. Holton, (04) David W. Joos, (05) Philip R. Lochner, Jr., (06) Michael T. Monahan, (07) Joseph F. Paquette, Jr., (08) Percy A. Pierre, (09) S. Kinnie Smith, Jr.,
    (10) Kenneth L. Way, (11) Kenneth Whipple, and (12) John B. Yasinsky.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


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
                                     For     Against    Abstain
(2)  Ratification of independent    [   ]     [   ]      [   ]          PLEASE SIGN, DATE AND RETURN THIS PROXY
     registered public accounting firm
                                                                        Signed --------------------------------

                                                                        Dated                            , 2005
                                                                             ----------------------------